U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 30, 2008

AMIWORLD, INC.

(Exact name of small business issuer as specified in its charter)

Nevada	000-52742	20-5928518
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

60 E. 42nd Street, Suite 1225

New York, NY 10165

(Address of principal executive offices)

(212) 557-0223

(Issuer’s Telephone Number)

Item 1.01. Entry into a Material Definitive Agreement

          On September 30, 2008, one of our subsidiary companies, Odin Petroil, S.A. (“Odin”), agreed to lease and operate a petroleum diesel refinery in the free trade zone in Santa Marta, Colombia. The lease will commence October 1, 2008, for a period of six months. Odin is leasing the refinery from Odin Petroil ZF Ltda. U, which is a company owned by Mamoru Saito, our CEO, who recently entered into a six month option agreement to acquire the refinery and if operations prove successful, the option to purchase will be assigned to us. If executed the option price for the refinery is $3,203,800. At full capacity the increased production is expected to add approximately $10-$12 million in revenues over the next six months. The cost of the lease totals approximately $725,000.

          Recently, we announced that we had secured a $56 million delivery agreement over the next 12 months with a major South American energy-trading company, C.I.S. Vanoil. It is expected that the production from this new leased refinery will assist us in meeting the requirements of this agreement until our expansion of our existing refinery has been completed.

Section 7 - Regulation FD

Item 7.01 Regulation FD Disclosure

             Our Press Release relating to the above referenced lease is attached as Exhibit 99.4 and is hereby incorporated.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

The following exhibits are included herewith:

Exhibit No.	Description

10.17	Lease Agreement with Odin Petroil ZF Ltda. U, dated September 30, 2008

99.4	Press Release dated October 6, 2008 advising of the lease agreement with Odin Petroil ZF Ltda. U.

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SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 3, 2008

AMIWORLD, INC.
(Registrant)

By:s/ Mamoru Saito___________________
Mamoru Saito, Chief Executive Officer

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